Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

July 21, 2008

AbitibiBowater Inc.
1155 Metcalfe Street, Suite 800
Montreal, Quebec H3B 5H2

Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the "Registration Statement") of AbitibiBowater Inc., a Delaware Corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), you have asked us to furnish our opinion as to the legality of securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of an aggregate of 2,000,000 shares of

Common Stock, par value $1.00 per share, of the Company (the "Shares") issued or to be issued pursuant to the AbitibiBowater Inc. 2008 Equity Incentive Plan (the "Plan").

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

1.	the Registration Statement;

2.	the Plan and the form of stock option award agreement (collectively, the "Agreements") relating to options to purchase, or other awards to acquire, Shares granted under the Plan;

3.	the Second Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and

4.	the Amended and Restated By-Laws of the Company, included as Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the Commission on October 29, 2007.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including copies of resolutions of the board of directors of the Company relating to the future issuance of the Shares, certified by the Company  and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed , without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us , the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated qualifications, we are of the opinion that, when issued in accordance with the terms of the Plan and any applicable Agreement under the Plan, 2,000,000 Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations, orders and applicable judicial and regulatory determinations under those laws, that are currently in effect.  Please be advised that no member of this firm is admitted to practice in the State of Delaware.

We hereby consent to use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP